Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Moving iMage Technologies, Inc. of our report dated September 29, 2021, on our audits of the consolidated financial statements of Moving iMage Technologies, LLC and Subsidiaries as of June 30, 2021 and 2020 and for the years then ended, which report is included in the Annual Report on Form 10-K of Moving iMage Technologies, Inc. for the year ended June 30, 2021.

/s/ CohnReznick LLP

Melville, New York

August 12, 2022